Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the capital stock of SpyGlass Pharma, Inc. (the “Company,” “we,” “us,” and “our”) is a summary of certain provisions of the securities that are registered under Section 12 of the Securities and Exchange Act of 1934, as amended, and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and by applicable law. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 1,200,000,000 shares of capital stock, $0.00001 par value per share, consisting of 1,000,000,000 shares of common stock and 200,000,000 shares of preferred stock.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Voting Rights
Holders of our common stock are entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders.
Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Our Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.
Liquidation Rights
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Preferred Stock
Our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.
Registration Rights
Pursuant to the terms of our Amended and Restated Investors’ Rights Agreement, dated as of May 30, 2025, with certain of our stockholders (the “Investors’ Rights Agreement”), certain of our stockholders are entitled to rights with respect to the registration of their shares (which we refer to herein as “registrable securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Investors’ Rights Agreement includes demand registration rights, Form S-3 registration rights and piggyback registration rights.

Demand Registration Rights
The holders of our registrable securities are entitled to demand registration rights. At any time beginning 180 days after the effective date of the registration statement in connection with our initial public offering, the holders of at least a majority of the shares having registration rights then outstanding can request that we file a registration statement on Form S-1 to register the offer and sale of their shares so long as the request covers securities the anticipated aggregate public offering price of which is at least $10 million. We are only obligated to effect two such registrations. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, then we have the right to defer such registration, not more than once in any 12-month period, for a period of not more than 90 days.
Form S-3 Registration Rights
The holders of our registrable securities are also entitled to Form S-3 registration rights. At any time when we are eligible to file a registration statement on Form S-3, the holders of at least 25% of the shares having these registration rights then outstanding can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which, net of certain selling expenses, is at least $1 million. We are obligated to effect up to two such registrations within any 12 month period. These Form S-3 registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be materially detrimental to us and our stockholders to effect such a registration, then we have the right to defer such registration, not more than once in any 12-month period, for a period of not more than 90 days.
Piggyback Registration Rights
The holders of our registrable securities are entitled to piggyback registration rights. If we propose to register the offer and sale of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration relating to any employee benefit, incentive or similar plan, (2) a registration relating to a transaction covered by Rule 145 promulgated under the Securities Act, (3) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or (4) a registration in which the only stock being registered is common stock issuable upon conversion of debt securities also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Expenses of Registration
We will pay the registration expenses (other than underwriting discounts, selling commissions and stock transfer taxes) of the holders of the shares to be offered and sold pursuant to the registrations described above, including the reasonable fees and disbursements of one counsel chosen by the holders of the shares included in such registrations.
Termination
The registration rights terminate upon the earliest of (1) as to a given holder of registration rights, when such holder of registration rights holds less than 1% of our outstanding securities and such holder can sell all of such holder’s registrable securities without limitation in a three-month period pursuant to Rule 144 promulgated under the Securities Act and (2) the date that is five years after the closing of our initial public offering.
Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws
Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
■the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
■upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
■on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
■mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

■any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
■subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
■any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and
■the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Certificate of Incorporation and Bylaws Provisions
Provisions of our Certificate of Incorporation and Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management. Among other things, our Certificate of Incorporation and Bylaws:
■permit our board of directors to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
■provide that the authorized number of directors may be changed only by resolution of the board of directors;
■provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our board of directors, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
■divide our board of directors into three classes, each of which stands for election once every three years;
■for so long as our board of directors is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;
■require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
■provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

■not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
■provide that special meetings of our stockholders may be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or president; and
■provide that stockholders will be permitted to amend certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.
Exclusive Forum
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. Our Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, LLC. The transfer agent and registrar’s address is 51 Mercedes Way, Edgewood, NY 11717.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SGP.”